Exhibit 99.7(a)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is entered into as of the          day of                         , 2010 between IronBridge Funds, Inc. a Maryland corporation (the “Company”), and Frontegra Strategies, LLC, a Delaware limited liability company (the “Distributor”).  IronBridge Capital Management, L.P. (“IronBridge”), the investment adviser to the Company, is a party hereto with respect to Section 9 and Exhibit B only.

W I T N E S S E T H

WHEREAS, the Company is an open-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Company is authorized to create separate series, each with its own separate investment portfolio (the “Funds”), and the beneficial interest of each such series is represented by a separate series of shares (the “Shares”).

WHEREAS, the Distributor is a registered broker-dealer under state and federal laws and regulations and is a member of the Financial Industry Regulatory Authority (the “FINRA”).

WHEREAS, the Company desires to retain the Distributor as the principal distributor of Shares of each Fund listed on Exhibit A (as amended from time to time) and to act as its agent to receive from and/or transmit to NSCC data or payments.

WHEREAS, this Agreement has been approved by a vote of the Company’s Board of Directors (the “Board”), including its disinterested directors voting separately, in accordance with Section 15(c) of the 1940 Act.

NOW, THEREFORE, the Company and the Distributor mutually agree and promise as follows:

1.             Appointment of the Distributor; Acceptance of Appointment.  The Company hereby appoints the Distributor as its agent for (a) the sale and distribution of Shares for each of the Funds listed on Exhibit A to this Agreement in jurisdictions wherein the Shares may lawfully be offered for sale and (b) for the receipt from and/or transmission to National Securities Clearing Corporation (“NSCC”) of data and payments, and the Distributor hereby accepts such appointment.  The services and duties of the Distributor shall be limited to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor hereunder.

2.             Exclusive Nature of Distribution Services.  The Distributor shall be the exclusive representative of the Company to act as the principal distributor of each Fund’s Shares, except that the exclusive rights granted to the Distributor to sell Shares shall not apply to:  (a) Shares issued by the Company directly to Fund investors upon such terms and conditions and for such consideration, if any, as the Company may determine, whether in connection with the reinvestment of dividends or capital gains distributions or through the exercise of any exchange privilege or otherwise, and (b) purchases made by investors through U.S. Bancorp Fund Services, LLC, the Company’s transfer and dividend-disbursing agent (the “Transfer Agent”), or any successor Transfer Agent, in the manner set forth in the Prospectuses of the Funds.  The term “Prospectus” or “Prospectuses” shall mean the Prospectuses and Statements of Additional

Information included as part of the Company’s Registration Statement, as such Registration Statement may be amended from time to time, and the term “Registration Statement” shall mean the Registration Statement on Form N-1A filed by the Company with the Securities and Exchange Commission (the “SEC”) and effective under the Securities Act of 1933, as amended (the “1933 Act”) and the 1940 Act, as may be amended from time to time.

3.             Services of the Distributor.

(a)          Distribution of Shares.  The Distributor shall use its best efforts to solicit orders for the sale of such part of the authorized Shares of each Fund remaining unissued as from time to time shall be effectively registered under the 1933 Act, at prices determined as hereinafter provided and on terms hereinafter set forth, all subject to applicable federal and state laws and regulations and to the Articles of Incorporation, By-laws and Registration Statement of the Company; provided, however, the Distributor is not obligated to sell any specific number of Shares.

(b)          Advertisements and Sales Literature.  The Distributor agrees to undertake such advertising and promotion as it believes is reasonable in connection with the sale of Shares, including the coordination of proposed advertisements and sales literature relating to the Funds with the Company or its designee.  The Distributor agrees to review all proposed advertisements and sales literature for compliance with applicable laws and regulations, and shall file with appropriate regulators those advertisements and sales literature in accordance with such laws and regulations.  The Distributor agrees to furnish to the Company any comments provided by regulators with respect to such materials and to use its best efforts to obtain the approval of the regulators to such materials.

(c)           Selected Dealer Agreements.  The Distributor may enter into selected dealer agreements with registered and qualified dealers and other financial institutions of its choice for the sale of Shares (the “Selected Dealers”), provided that the Board shall approve the form of such agreements and provided further that, in entering into any such agreement, the Distributor shall act only on its own behalf as principal and not as agent for the Company.  Shares sold to Selected Dealers by the Distributor shall be for resale by such dealers only at the prices as set forth herein.

(d)          Transmission of Sales Orders.  The Distributor shall cause Selected Dealers to transmit all orders received for the purchase of Shares to the Transfer Agent.  Any order may be rejected by the Transfer Agent, upon instructions from the Company; provided, however, that the Company will not arbitrarily or without reasonable cause refuse to accept orders for the purchase of Shares.  The Company will cause the Transfer Agent to confirm orders for Shares upon their receipt and make appropriate book entries therefor pursuant to the instructions of the Selected Dealers.  If the Distributor receives an investor’s account application and payment for Shares, the Distributor shall cause payment for Shares and instructions as to registration of Shares to be delivered to the Transfer Agent by overnight mail.  The Distributor shall only accept a check made payable to the one or more of the Funds and may not accept cash for the payment of Shares.  With respect to Shares sold by any Selected Dealer, the Distributor is authorized to direct the Transfer Agent to receive instructions directly from the Selected Dealer on behalf of the Distributor as to the registration of Shares in the names of investors and to confirm the issuance of such Shares to such investors.  The Distributor is also authorized to instruct the Transfer Agent to receive payment directly from a Selected Dealer on behalf of the Distributor for the purchase price of the Shares.  In such event, the Transfer Agent will obtain from the Selected Dealer and maintain a record of such registration and payments.

(e)           Suspension of Sales.  The Distributor acknowledges that, whenever in the judgment of the Company’s officers such action is warranted for any reason, including, without limitation, market, economic or political conditions, the Company’s officers may decline to accept orders for, or make any sales of, Shares of a Fund or Funds until such time as those officers deem it advisable to accept such orders and to make such sales.

(f)            Redemption of Shares.  The Distributor is authorized, as agent for the Company, to cause the Selected Dealers to repurchase Shares held in an investor’s account with a Fund or Funds in accordance with applicable provisions in the Prospectus.  The Distributor shall cause the Selected Dealers to promptly transmit to the Transfer Agent of the Company, for redemption, all such orders for the repurchase of Shares.  Payment for such Shares repurchased may be made by the Transfer Agent directly for the account of the investor and the Distributor shall, under no circumstances, be responsible for transmitting funds or crediting a client’s account.  With respect to Shares tendered for redemption by any Selected Dealer on behalf of an investor, the Distributor is authorized to instruct the Transfer Agent to accept orders for redemption directly from the Selected Dealer on behalf of the Distributor and to instruct the Company to transmit payments for such redemptions directly to the Selected Dealer for the account of the investor and, in such circumstances, the Distributor shall be solely responsible for the transmission of funds or crediting of a client’s account by the Selected Dealer.  The Transfer Agent will obtain from the Selected Dealer and maintain a record of all such orders.

(g)          Use of Unauthorized Information.  Neither the Distributor nor any Selected Dealer shall give any information or make any representations regarding the Funds, other than those contained in the Registration Statement and any sales literature specifically approved by officers of the Company.

(h)          Compliance with Applicable Law.  The Distributor will in all material respects conform its activities hereunder to the requirements of applicable state and federal laws and all applicable rules of FINRA.  In addition, the Distributor will observe and be bound by all the provisions of the Company’s Articles of Incorporation, By-laws and Registration Statement which at any time in any way require, limit, restrict, or prohibit or otherwise regulate any action on the part of the Distributor.

(i)           Fund/SERV Processing.  The Company and the Distributor agree that orders for the purchase and/or redemption of Shares may be processed through Fund/SERV, a service offered by NSCC, and that the Distributor shall receive from and/or transmit to NSCC data as the Company’s agent.  Notwithstanding the Company’s appointment of the Distributor as its agent as aforesaid, the Company shall be solely responsible to NSCC for receiving and transmitting data and/or payments.  The Company and the Distributor agree that neither party shall be liable for any liabilities or expenses due to failures, delays or malfunctions caused by or attributable to NSCC.

4.             Price of Shares.

(a)          Sales.  Shares offered for sale or sold by the Distributor or any Selected Dealer for the account of a Fund shall be so offered or sold at a price per Share determined in accordance with the Prospectus relating to the sale of such Shares.  The price the Company shall receive for any Shares purchased by an investor from the Company through the Distributor or a Selected Dealer shall be the net asset value (the “NAV”) used in determining the public offering price applicable to the sale of such Shares, as calculated in the manner set forth in the Prospectuses.

(b)          Redemptions.  Shares tendered for redemption by the Distributor or a Selected Dealer on behalf of an investor shall be redeemed in accordance with the applicable provisions as set forth in the relevant Prospectus at a price equal to the NAV of the Fund as determined in accordance with the procedures set forth in that Prospectus.

5.             Duties of the Company.

(a)          Registration of Shares with SEC.  The Company agrees that it will take all action necessary to register the Shares under the 1933 Act and to keep the Shares effectively registered for sale as herein contemplated.

(b)          Qualification of Shares with States; Registration of Company.  The Company agrees to execute any and all documents, furnish any and all information and take any other actions which may be reasonably necessary in connection with the qualification of Shares for sale, including the qualification of the Company as a broker or dealer where necessary or advisable, in such states as the Distributor may reasonably request (it being understood that the Company shall not be required without its consent to comply with any requirement which in its opinion is unduly burdensome).

(c)           Available Information.  The Company shall furnish to the Distributor copies of all financial statements, annual and interim reports and other information which the Distributor may reasonably request for use in connection with the distribution of Shares.

(d)          Notices.  The Company agrees to advise the Distributor promptly in writing:

(i)            of any material correspondence or other communication by the Securities and Exchange Commission (the “SEC”) or its staff relating to the Funds;

(ii)           in the event of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement then in effect or the initiation of any proceeding for that purpose;

(iii)          of the occurrence of any event which makes untrue any statement of a material fact made in the Prospectus or which requires an amendment to the Prospectus in order to make the statements therein not misleading;

(iv)          in the event that it determines to suspend the sale of Shares at any time in response to conditions in the securities markets or otherwise, or in the event that it determines to suspend the redemption of Shares at any time as permitted by the 1940 Act or the SEC.

In addition, the Company agrees to notify the Distributor in writing of the states in which the Shares may be sold and agrees to notify the Distributor in writing of any changes to such information.

6.             Use of Names.

(a)          Use of the Distributor’s Name.  The Company shall not use the name of the Distributor, or any of its affiliates, in any Prospectus or sales literature, and other material relating to the Company or Funds in any manner without the prior written consent of the Distributor (which shall not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Prospectus and in all other materials which merely refer to accurate terms to their appointment hereunder or which are required by the SEC or FINRA or any state securities authority.

(b)          Use of the Company’s Name.  Neither the Distributor nor any of its affiliates shall use the name of the Company or the Funds in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Company (which shall not be unreasonably withheld); provided, however, that the Company hereby approves all lawful uses of its name and the Funds’ names in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by the SEC or FINRA or any state securities authority.

7.             Expenses.

Unless otherwise agreed to by the parties hereto in writing, the Distributor shall not be responsible for fees and expenses in connection with (a) filing of the Registration Statement and Prospectus under the 1933 Act and/or the 1940 Act and amendments thereto in connection with the offering of Shares for sale to the public, preparing, setting in type, printing and mailing the Prospectus, and any supplements thereto sent to existing shareholders, (b) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communication to shareholders of the Funds, (c) the Blue Sky registration and qualification of Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Shares for sale (including registering any officer of the Company as agent or salesman in any state), (d) fees of legal counsel relating to advertising compliance review and FINRA filings, and (e) platform fees or other fees incurred in connection with offering the Shares through Selected Dealers.

8.             Indemnification.

(a)          By the Company.  The Company agrees to indemnify the Distributor and each of its officers, managers and controlling persons (within the meaning of the federal securities laws), for any liability and expenses, including reasonable attorneys’ fees, which may be sustained by any of the indemnitees as a result of:  (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, in any shareholder report, or in any advertisements or sales literature prepared by the Company or its agents with respect to the Shares (collectively, the “Fund Documents”); (ii) any omission or alleged omission to state a material fact required to be stated in the Fund Documents or necessary to make the statements in any of them not misleading; or (iii) the Company’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder; provided, however, that the Company shall not be required to indemnify the Distributor or any of its officers, managers or controlling persons for any liability or expenses arising out of or based upon any statements or representations made in the Fund Documents in reliance upon and in conformity with written information relating to the Distributor and furnished to the Company or its counsel by the Distributor or its agents.

(b)          By the Distributor.  The Distributor agrees to indemnify the Company and each of its officers, directors and controlling persons (within the meaning of the federal securities laws) for any liability and expenses, including reasonable attorneys’ fees, which may be sustained by any of the indemnitees as a result of:  (i) any alleged or actual material misrepresentation or omission by the Distributor or its agents; or (ii) the Distributor’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations hereunder.

9.             Term and Fees.

(a)          Duration.  This Agreement shall become effective for each Fund as of the date of execution of the applicable Exhibit and shall continue in effect with respect to each Fund for two years from the date of this Agreement and thereafter for successive periods of one year, subject to the provisions for termination and all other terms and conditions hereof, if such continuation shall be specifically approved at least annually:  (i) by the vote of a majority of the Board of Directors of the Company, including a majority of the Directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for that purpose; or (ii) by a vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of each Fund.  If a Fund is added after the first approval as described above, this Agreement will be effective as to that Fund upon execution of the applicable Exhibit and will continue in effect until the next annual approval of this Agreement by the Board of Directors of the Company or Fund shareholders and thereafter for successive periods of one year, subject to approval as described above.

(b)          Termination.  Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without penalty, by the Board of Directors of the Company or by the shareholders of a Fund acting by the vote of at least “a majority of its outstanding voting securities” (as that phrase is defined in Section 2(a)(42) of the 1940 Act), or by the Distributor, in each case, on not more than 60 days’ written notice to the other party.  This Agreement may also be terminated by either party on 60 days’ written notice to the other party following a material regulatory/reputational development with respect to the other party.  In addition, this Agreement shall automatically terminate (i) in the event of its “assignment” (as defined in Section 2(a)(4) of the 1940 Act) or (ii) upon the termination of the Subadministration Agreement dated as of                         , 2010 between the Company and Frontegra Asset Management, Inc. (“FAM”) by FAM.  A resignation by FAM under the Subadministration Agreement shall constitute a resignation by the Distributor under this Agreement.  Sections 8 and 11 shall survive termination of this Agreement.

(c)           Fees.  The fees payable pursuant to this Agreement are set forth on Exhibit B and shall be payable by IronBridge.

10.          Notice.  Any notice under this Agreement shall be in writing, delivered or mailed, postage prepaid, or transmitted by facsimile with acknowledgment of receipt, to the other party at such party’s principal place of business, which may from time to time be changed by one party by notice to the other party.

11.          Proprietary and Confidential Information.

The Distributor agrees on behalf of itself and its managers, officers and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (a) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, (b) when requested to divulge such information by duly constituted authorities, or (c) when so requested by the Company.  Records and other information which have become known to the public through no wrongful act of the Distributor or any of its employees, agents or representatives, and information that was already in the possession of the Distributor prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.

Further, the Distributor will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, the Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.

12.          Miscellaneous.

(a)          Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the 1933 Act, the Securities Exchange Act of 1934, as amended, or any rule or order of the SEC under such Acts or any rule of FINRA.

(b)          Captions.  The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(c)           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

IRONBRIDGE FUNDS, INC.

By:
Name:
Title:	President

FRONTEGRA STRATEGIES, LLC

By:
Name:	William D. Forsyth III
Title:	President

Exhibit A

to the

Distribution Agreement

Fund Names

Effective Date

IronBridge Frontegra Small Cap Fund

IronBridge Frontegra SMID Fund

IronBridge Frontegra Global Fund

IronBridge Large Cap Fund

Exhibit B

Fee Schedule